Exhibit 99.1

Series Name	Underlying Asset	Reg A/ Reg D	Share Price	Shares Sold In Prior 12 Months	Total Consideration
Series The New York Bred Bundle	Multiple	REG A	$225.00	28	$6,300.00
Series Clair de Lune 22	Moonlit Courage	REG A	$83.00	1,635	$135,705.00
Series Blue Devil	Blue Devil	REG A	$75.00	121	$9,075.00
Series Formidable Kitt 22	Elite Heat	REG A	$132.00	4,999	$659,868.00
Series Stylishly 23	Black Tie Optional	REG A	$228.00	5,000	$1,140,000.00
Series Malibu Bonnie 23	Munny Problem	REG A	$79.00	10,000	$790,000.00
Series Spanxamillion 23	Native Brew	REG A	$174.00	4,998	$869,652.00
Series Blip Says Bye 23	Misstrial	REG A	$78.00	9,997	$779,766.00
Series Seeking A Star 23	Sirius Pursuit	REG A	$118.00	2,999	$353,882.00
Series STG Broodmare Band	STG Broodmare Band	REG A	$235.00	5,047	$1,186,045.00
Series Thank You Note 23	Commissioned	REG A	$144.00	4,999	$719,856.00
Series Magic Belle 23	Mystical Belle	REG A	$1,200.00	300	$360,000.00
Series Just Like Lucy 23	Love Like Lucy	REG A	$77.00	5,100	$392,700.00
Series Eyepopnruby 23	My Eyes On You	REG A	$79.00	5,100	$402,900.00
Series Trust But Verify	Trust But Verify	REG A	$77.00	13,331	$1,026,487.00
Series Great Hot 23	Raging Inferno	REG A	$1,400.00	250	$350,000.00
Series Wildcat Gaze 23	Wildcat Gaze 23	REG A	$196.00	1,100	$215,600.00
Series Stirred 23	Stirred 23	REG A	$150.00	1,498	$224,700.00
Series Restless Rider 23	Restless Rider 23	REG A	$119.00	8,464	$1,007,216.00
Total				84,966	$10,629,752.00